EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS FIRST QUARTER PROFIT

Los Angeles, California – (August 8, 2012) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a leading operator of full-service, specialty sporting goods stores, today announced its financial results for the first quarter ended July 1, 2012.

First Quarter Summary

-	Net income of $0.1 million compared to net loss of $0.8 million in the first quarter of the prior year;
-	First quarter returns to profitability;
-	Comparable store sales increased 2.9%;
-	Team Sales division sales up 12.5%; and
-	Online sales up 7.0%.

First Quarter Results

Sales increased $1.0 million, or 1.2%, to $83.8 million for the 13 weeks ended July 1, 2012 from $82.8 million for the 13 weeks ended July 3, 2011.  The sales increase is primarily due to a 2.9% increase in comparable store sales, an improvement on top of the 2.3% increase in the same period last year.  Team Sales division and online sales increased 12.5% and 7.0%, respectively.  These sales increases were partially offset by a store closure which contributed $1.7 million in sales in the prior year.

Gross profit decreased $0.5 million, or 1.9%, and as a percent of sales decreased to 27.9% from 28.8%, primarily due to an increase in merchandise costs, changes in the product mix, and ongoing customer satisfaction initiatives implemented in August 2011.

Selling, general and administrative (“SG&A”) expenses decreased $0.9 million, or 4.1%, primarily due to $0.8 million in savings from labor-related expenses.  As a percent of sales, SG&A decreased to 24.7% from 26.1%.

Net income for the quarter ended July 1, 2012 increased $0.9 million to $0.1 million, or $0.01 per diluted share, compared to a net loss of $0.8 million, or $0.06 per diluted share, for the quarter ended July 3, 2011.

Craig Levra, Chairman and CEO, stated, “We are happy with our first quarter results as we rebounded from the unseasonably warm and dry winter weather that significantly affected our sales and profitability in the third and fourth quarter of fiscal 2012.  This quarter marked the first profitable first quarter in the past five fiscal years as we improved to net income of $0.1 million from a net loss of $0.8 million last year.  This result validates our belief that the consistent improvements we have made to our business over the past few years have positioned us to return to profitability for fiscal 2013.”

“Despite the progress we made in the first quarter, there is still much room for improvement as we look ahead.  Through the five weeks ended August 5, 2012, comparable store sales are up 3.8%, but the negative trends and effects in gross profit experienced during the first quarter have continued similarly in the second quarter.  We are working to overcome this issue by focusing on our logistics initiatives including increased vendor collaboration with respect to merchandise shipping and handling for all vendors, which will lead to greater efficiencies in inventory and logistics.  To that end, Danielle Dolloff has been promoted to the newly created position of Vice President – Planning and Logistics to lead these efforts.  We continue to review our strategies to maximize our potential for driving profitable sales in this economy.”

Conference Call Info

The Company will be hosting a conference call and audio webcast, both open to the public, today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results for the first quarter ended July 1, 2012.  Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://www.media-server.com/m/p/3ihbciv6.  To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.  The conference call also may be accessed by dialing (866) 578-5771 and entering passcode 36862764.  A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Friday, September 7, 2012 by dialing (888) 286-8010 and entering passcode 59010840.

New Store Opening

As previously announced, the Company currently plans to open a store in May 2013 in Downtown Los Angeles.  Sport Chalet will be an anchor tenant at Brookfield Office Properties’ (BPO: NYSE/TSX) FIGat7th, the destination retail center at the intersection of Figueroa Street and 7th Street undergoing a $40 million redevelopment.  The store will occupy 26,800 square feet of space at the lower courtyard level, and will join City Target as the first new anchors at the redeveloped FIGat7th. This store will open with the next generation design of enhanced displays, fixtures, and graphics to reinforce its brand and technical merchandise and service offerings.

About Sport Chalet, Inc.

Sport Chalet, founded in 1959 by Norbert Olberz, is a leading, full service specialty sporting goods retailer with 54 stores in California, Arizona, Nevada and Utah; Sport Chalet online at www.sportchalet.com; and a Team Sales division.  The Company offers over 50 specialty services for the sports enthusiast, including climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, custom golf club fitting, racquet stringing, and bicycle tune-up and repair at its store locations.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including, but not limited, to the effectiveness of the Company’s strategies to return to profitability and the likelihood of opening a new store in fiscal 2014, involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.
Consolidated Statements of Operations (Unaudited)

	13 weeks ended
	July 1, 2012	July 3, 2011
	(in thousands, except per share amounts)

Net sales	$83,849	$82,824
Cost of goods sold, buying and occupancy costs	60,481	59,000
Gross profit	23,368	23,824
Selling, general and administrative expenses	20,738	21,615
Depreciation and amortization	2,069	2,568
Income (loss) from operations	561	(359)
Interest expense	458	465
Income (loss) before income taxes	103	(824)
Income tax provision	-	2
Net income (loss)	$103	$(826)
Earnings (loss) per share:
Basic	$0.01	$(0.06)
Diluted	$0.01	$(0.06)
Weighted average number of common shares outstanding:
Basic	14,190	14,190
Diluted	14,199	14,190

Sport Chalet, Inc.
Consolidated Balance Sheets

	July 1, 2012	April 1, 2012
	(Unaudited)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$5,727	$2,811
Accounts receivable, net	4,774	2,777
Merchandise inventories	106,793	98,181
Prepaid expenses and other current assets	1,494	1,603
Total current assets	118,788	105,372

Fixed assets, net	20,402	22,081
Total assets	$139,190	$127,453

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,779	$28,220
Loan payable to bank	42,424	41,255
Salaries and wages payable	4,126	2,980
Other accrued expenses	16,784	17,370
Total current liabilities	102,113	89,825

Deferred rent	18,624	19,340
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares – 46,000,000
Issued and outstanding shares – 12,414,490 at July 1, 2012 and 12,414,490 at April 1, 2012	124	124
Class B Common Stock, $.01 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – 1,775,821 at July 1, 2012 and 1,775,821 at April 1, 2012	18	18
Additional paid-in capital	37,083	37,021
Accumulated deficit	(18,772)	(18,875)
Total stockholders’ equity	18,453	18,288
Total liabilities and stockholders’ equity	$139,190	$127,453

Sport Chalet, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended
	July 1, 2012	July 3, 2011
	(in thousands)
Operating activities
Net income (loss)	$103	$(826)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,069	2,568
Loss on disposal of property and equipment	(11)	-
Share-based compensation	62	275
Changes in operating assets and liabilities:
Accounts receivable	(1,997)	(1,378)
Merchandise inventories	(8,612)	(5,239)
Prepaid expenses and other current assets	109	242
Accounts payable	11,109	5,660
Salaries and wages payable	1,146	1,122
Other accrued expenses	(586)	(1,953)
Deferred rent	(716)	(700)
Net cash provided by (used in) operating activities	2,676	(229)

Investing activities
Purchase of fixed assets	(940)	(149)
Proceeds from sale of assets	11	-
Net cash used in investing activities	(929)	(149)

Financing activities
Proceeds from bank borrowing	87,653	89,740
Repayment of bank borrowing	(86,484)	(86,093)
Net cash provided by financing activities	1,169	3,647
Increase in cash and cash equivalents	2,916	3,269
Cash and cash equivalents at beginning of period	2,811	51
Cash and cash equivalents at end of period	$5,727	$3,320

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$433	$436

Supplemental disclosure of non-cash investing and financing activities
Purchases of fixed assets on credit	$156	$-
Fixed assets acquired under capital leases	$-	$154